PARK ELECTROCHEMICAL CORP.

                                                NEWS RELEASE
Contact:  James W. Kelly      			48 South Service Road
                                                   Melville, NY 11747
							             (631) 465-3600

            PARK ELECTROCHEMICAL REPORTS FOURTH QUARTER AND
                          FISCAL YEAR RESULTS

MELVILLE, New York, May 1, 2007......Park Electrochemical Corp. (NYSE-
PKE) reported sales of $59,826,000 for the fourth quarter ended February 25, 2007 compared to sales of $56,974,000 for the fourth
quarter  of  last  year.   Park's sales for  the  fiscal  year  ended
February 25, 2007 were $257,377,000 compared to sales of $222,251,000 for the prior year.

Park reported net earnings before special items of $8,109,000 for the fourth quarter ended February 25, 2007 compared to net earnings before special items of $10,943,000 for last fiscal year's fourth quarter. The Company believes it is important to highlight that, in evaluating the quarter to quarter net earnings comparisons, the income tax provision for the 2007 fiscal year's fourth quarter was $2,430,000 compared to an income tax benefit of $399,000 for the prior fiscal year's fourth quarter. Similarly, the effective tax rate for the 2007 fiscal year's fourth quarter was 23.1% compared to a tax rate of negative 3.8% for the prior fiscal year's fourth quarter. In the fourth quarter ended February 25, 2007, the Company recorded a tax benefit of $715,000 relating to the recognition of tax credits resulting from operating losses sustained in prior years in France. In the fourth quarter ended February 26, 2006, the Company recorded a tax charge of $3,088,000 in connection with the repatriation of approximately $70 million of the accumulated earnings and profits of the Company's Nelco Products Pte. Ltd. subsidiary in Singapore and an asset impairment charge of $2,280,000 related to the write-off of construction costs for the installation of an advanced high-speed treater at the Company's Neltec Europe SAS facility in Mirebeau, France. The treater, which was installed at the Neltec Europe facility when the business environment in Europe was more suited for such a treater, has been moved to the Company's Nelco manufacturing facility in Singapore. In the 2006 fiscal year fourth quarter, the Company also recorded a benefit of $170,000 relating to the reduction of a portion of the $1,059,000 charge for employment termination benefits related to the workforce reduction at Neltec Europe in the first quarter of the 2006 fiscal year. Accordingly, net earnings were $8,824,000 for the fourth quarter ended February 25, 2007 compared to net earnings of $5,745,000 for last year's fourth quarter.

For the year ended February 25, 2007, Park reported net earnings before special items of $35,002,000 compared to net earnings before special items of $31,620,000 for the prior fiscal year. The Company believes it is important to highlight that, in evaluating the year to year net earnings comparisons, the income tax provision for the 2007 fiscal year was $10,456,000 compared to an income tax provision of $3,908,000 for the prior fiscal year. Similarly, the effective tax rate for the 2007 fiscal year was 23.0% compared to a tax rate of 11.0% for the prior fiscal year. During the 2007 fiscal year, the Company recorded the tax benefit of $715,000 relating to the recognition of tax credits in France mentioned above, recorded a pre-tax charge of $1,316,000 in connection with the termination of a life insurance agreement with Jerry Shore, Park's founder and former
Chairman, and recognized a $499,000 tax benefit relating to the insurance termination charge. During the 2007 fiscal year, the Company also recognized tax benefits of $3,500,000 relating to the elimination of certain valuation allowances previously established related to deferred tax assets in the United States and of $1,391,000 relating to the elimination of reserves no longer required as the result of the completion of a tax audit. During the 2006 fiscal year, the Company recorded the $3,088,000 earnings repatriation tax charge, the $2,280,000 asset impairment charge and the $889,000 net employment termination benefits charge mentioned above and recognized a tax benefit of $1,512,000 relating to the elimination of certain valuation allowances previously established related to deferred tax assets in the United States. Accordingly, net earnings were $39,791,000 for the year ended February 25, 2007 compared to net earnings of $26,875,000 for the year ended February 26, 2006.

Park reported diluted earnings per share before special items of $.40 for the fourth quarter ended February 25, 2007 compared to $.54 for last year's fourth quarter. Diluted earnings per share after special items were $0.44 for the quarter ended February 25, 2007 compared to $0.28 for the quarter ended February 26, 2006. Diluted earnings per share before special items were $1.72 for the year ended February 25, 2007 compared to $1.57 for the year ended February 26, 2006. Diluted earnings per share after special items were $1.96 for the year ended February 25, 2007 compared to $1.33 for the year ended February 26, 2006. The Company believes it is important, in evaluating quarter to quarter and year to year earnings per share comparisons, to consider the significant differences in income tax provisions and effective tax rates for the respective periods.

Brian Shore, Park's President and CEO, said, "I will not comment at this time on our financial performance for the 2007 fiscal year. I will leave it to others to do that. However, I would like to state that, in my opinion, Park's people did an outstanding job for our shareholders in the 2007 fiscal year."

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (888) 695-0609.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Saturday May 5, 2007. The conference call replay can be accessed by dialing (888) 203-1112 and entering passcode 9947120 or on the Company's website at www.parkelectro.com under the caption "Investor Conference Calls".

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company's web site at www.parkelectro.com under the caption "Investor Conference Calls".

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its financial results were limited to generally accepted accounting principles ("GAAP") financial measures, which include special items, such as tax benefits, the earnings repatriation tax charge, the asset impairment charge, the insurance arrangement termination charge and the employment termination benefits charge. Accordingly, in addition to disclosing its financial results determined in accordance with GAAP, Park discloses non-GAAP operating results that exclude special items in order to assist its shareholders and other readers in assessing the Company's operating performance, since the Company's on-going, normal business operations do not include such special items. The detailed operating information presented below reconciles the non-GAAP operating results before special items to earnings determined in accordance with GAAP. Such non-GAAP financial measures are provided to supplement the results provided in accordance with GAAP.

Certain portions of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park's expectations. Such factors include, but are not limited to, general conditions in the electronics industry, Park's competitive position, the status of Park's relationships with its customers, economic conditions in international markets, the cost and availability of raw materials and utilities, and the various factors set forth in Item 1A "Risk Factors" and under the caption "Factors That May Affect Future Results" after Item 7 of Park's Annual Report on Form 10-K for the fiscal year ended February 26, 2006.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials (the Nelco product line) and advanced composite materials (the Nelcote product line) principally for the telecommunications and internet infrastructure, high-end computing and aerospace markets. Park's core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company's manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Arizona and California.

Additional corporate information is available on the Company's website at www.parkelectro.com.
The performance table (in thousands, except per share amounts-unaudited):

                                        13 weeks ended   52 weeks ended
                                       2/25/07  2/26/06  2/25/07  2/26/06

Sales                                 $59,826  $56,974  $257,377 $222,251


Net Earnings before Special Items      $8,109  $10,943   $35,002  $31,620
Special Items                             715   (5,198)    4,789   (4,745)
  Net Earnings                         $8,824   $5,745   $39,791  $26,875

Basic and Diluted Earnings per Share:

Basic Earnings before Special Items     $0.40    $0.54     $1.74   $1.58
Special Items                            0.04    (0.25)     0.23   (0.24)
  Basic Earnings per Share              $0.44    $0.29     $1.97   $1.34
Diluted Earnings before Special Items   $0.40    $0.54     $1.72   $1.57
Special Items                            0.04 	 (0.26)     0.24   (0.24)

  Diluted Earnings per Share            $0.44    $0.28     $1.96   $1.33

Weighted Average Shares Outstanding
  Basic                               20,194    20,109    20,175  20,047
  Diluted                             20,283    20,291    20,317  20,210





The comparative balance sheets (in thousands):

                            		             2/25/07   2/26/06

     Assets
     Current Assets
       Cash and Marketable Securities           $208,775  $199,652
       Accounts Receivable, Net                   39,418    35,964
       Inventories                                15,090    15,022
       Other Current Assets                        3,049     3,023


       Total Current Assets                      266,332   253,661

     Fixed Assets, Net                            49,895    54,370
     Other Assets                                  5,695     3,281

       Total Assets                             $321,922  $311,312

     Liabilities and Stockholders'Equity
     Current Liabilities
       Accounts Payable                          $13,589   $13,259
       Accrued Liabilities                        13,058    14,651
       Income Taxes Payable                        5,918    10,817

        Total Current Liabilities                 32,565    38,727

     Deferred Income Taxes                         4,294     5,193
     Restructuring Accruals-non-current            3,715     4,718
     Liabilities from Dicontinued Operations      17,181    17,251

       Total Liabilities                          57,755    65,889

     Stockholders' Equity                        264,167   245,423

      Total Liabilities and Stockholders Equity $321,922  $311,312

     Equity Per Share                             $13.08    $12.20




 Detailed operating information (in thousands-unaudited):

 					 13 Weeks Ended         52 Weeks Ended
                              2/25/07  2/26/06       2/25/07   2/26/06

 Net  Sales                  $59,826  $56,974       $257,377  $222,251
   Cost of Sales              45,367   41,290        193,270   167,650
     %                         75.8%    72.5%          75.1%     75.4%
   Gross Profit               14,459   15,684         64,107    54,601
     %                         24.2%    27.5%          24.9%     24.6%
   Selling, General and
     Administrative Expenses   6,341    6,815         26,682    25,129
     %                         10.6%    11.9%          10.4%     11.3%
   Profit from Operations      8,118    8,869         37,425    29,472
     %                          13.6%   15.6%          14.5%     13.3%
   Other Income                2,421    1,675          8,033     6,056
     %                          4.0%     2.9%           3.1%      2.7%
   Pre-Tax Operating Profit   10,539   10,544         45,458    35,528
     %                         17.6%    18.5%          17.7%     16.0%
   Income Tax Provision        2,430    (399)         10,456     3,908
     Effective Tax Rate        23.1%    -3.8%          23.0%     11.0%
     Net Earnings before
      Special Items            8,109   10,943         35,002    31,620
     %                         13.6%    19.2%          13.6%     14.2%

   Special Items:
    Impairment Charge           -       2,280           -        2,280
     %                          -        4.0%           -         1.0%
    Employment Termination
     Benefits                   -       (170)          -          889
     Charge
     %                          -       -0.3%           -         0.4%
    Insurance Arrangement
     Termination Charge         -        -            1,316         -
     %                          -        -             0.5%         -
Income Tax Provision(Benefit) (715)      -           (6,105)    (1,512)
   Effective Tax Rate         -6.8%      -           -13.4%      -4.3%

Income Tax Charge on
  Repatriated Earnings          -       3,088           -        3,088
    Effective Tax Rate          -       29.3%           -         8.7%

Total Special Items           (715)     5,198        (4,789)     4,745
    %                         -1.0%      9.1%         -2.0%       2.1%
After Special Items:
  Earnings before Income
    Taxes                    10,539     8,434         44,142     32,359
    %                         17.6%     14.8%          17.2%      14.6%
  Income Tax Provision
   (Benefit)                  1,715     2,689          4,351      5,484
     Effective Tax Rate       16.3%     31.9%           9.9%      17.0%
  Net Earnings                8,824     5,745         39,791     26,875
    %                         14.7%     10.1%          15.5%      12.1%

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